EXHIBIT 10.2


                    EMPLOYMENT AGREEMENT
       BETWEEN MID-AMERICA APARTMENT COMMUNITIES, INC.
                     AND GEORGE E. CATES

      AGREEMENT  effective February 4, 1994, by and  between
Mid-America   Apartment  Communities,  Inc.,   a   Tennessee
corporation  (the  "Company"),  and  George  E.  Cates  (the
"Executive").

                    W I T N E S S E T H:

      WHEREAS, the Company is a self-administered and self-managed equity real estate investment trust which has been formed to make investments in multifamily residential properties (the "Properties") and to otherwise carry on the management, marketing, acquisition and development activities formerly carried on by The Cates Company; and

     WHEREAS, the Company desires to employ the Executive to devote full time to the business of the Company (including, without limitation, executive management of the Company and its Properties) and to serve as the President and Chief Executive Officer (the "CEO") of the Company; and

     WHEREAS, the Executive desires to be so employed on the terms and subject to the conditions hereinafter stated.

      NOW, THEREFORE, in consideration of the premises and mutual obligations hereinafter set forth the parties agree as follows:

A. Employment. The Company shall employ the Executive, and the Executive agrees to be so employed, in the capacity of the President and CEO of the Company to serve for the Term hereof, subject to earlier termination as hereinafter provided.

B. Term. The term of the Executive's employment hereunder (the "Term") shall be for a period of five years, commencing on February 4, 1994, and continuing until February 3, 1999, unless terminated earlier as provided herein.

C. Services. The Executive shall devote substantially all of his time and attention and best efforts during normal business hours to the Company's affairs. Specifically, the Executive shall have complete senior management authority and responsibility with respect to the day to day operations and long term management of the Company and its Properties, as well as implementation of the long range growth strategy of the Company, consistent with directions from the Board of Directors. He shall have full authority and responsibility, subject to the general direction, approval and control of the Company's Board of Directors, for formulating policies and administering the Company and its Properties in all respects. He shall have the authority to hire and fire Company personnel, to retain consultants when he deems necessary to implement the Company policies, to execute contracts on behalf of the Company in the ordinary course of business and to negotiate for and cause the Company to acquire new Properties at the direction of the Board of Directors.

D. Compensation. During the Term, the Company shall pay the Executive for his services an annual base salary of Two Hundred and Twenty-Five Thousand Dollars ($225,000.00), to be paid in semi-monthly payments of Nine Thousand Three Hundred Seventy-Five Dollars ($9,375.00), such base salary subject to any increases in base compensation as approved by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee").

      In addition, the Company may from time to time pay the Executive other incentive compensation, including but not limited to stock options or restricted stock, in accordance with rules and criteria established by the Compensation Committee. Such criteria may include, but not be limited to, the growth in Funds from Operations per Unit and share of Common Stock and/or performance goals.

E. Benefits. The Company agrees to provide the Executive with the following benefits:

(1)               Insurance.  The Company shall provide  the
Executive  with  and pay the cost of Group Life  and  Health
Insurance   in   amounts  established  by  the  Compensation
Committee.

(2) Vacation. The Executive shall be entitled each year to a vacation, during which time his compensation shall be paid in full. The time allotted for such vacation shall be four (4) weeks.

(3) Employee Benefits. This Agreement shall not be in lieu of any rights, benefits and privileges to which the Executive may be entitled as a management level employee of the Company, including but not limited to any retirement, pension, profit-sharing, insurance, hospital or other plans which may now be in effect or which may hereafter be adopted. The Executive shall have the same rights and privileges to participate in such plans and benefits as any other management level employee during the Term.

F. Expenses. The Company recognizes that the Executive will have to incur certain out-of-pocket expenses, including but not limited to travel expenses, related to his services and the Company's business and the Company agrees to reimburse the Executive for all reasonable expenses necessarily incurred by him in the performance of his duties upon presentation of a voucher or documentation indicating the amount and business purposes of any such expenses.

G.              Termination in Case of Death or  Disability.
In  case  of  the Executive's death or permanent  disability
(defined hereby as complete physical or mental inability, confirmed by a licensed physician, to perform the services described in Section 3 above that continues for a period of one hundred twenty (120) consecutive days), the Company may elect to terminate the Executive pursuant to the terms of
Section 10.

H. Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

(1) "Voluntary Termination" means the Executive's voluntary termination of his employment hereunder, which may be affected by the Executive's giving the Board 90 days written notice of the Executive's desire to terminate his employment or the Executive's failure to provide substantially all the services described in Section 3 hereof for a period greater than two (2) consecutive weeks by reason of the Executive's voluntary refusal to perform such services. Notwithstanding the foregoing, if the Executive gives notice of Voluntary Termination and, prior to the expiration of the 90-day notice period, the Executive voluntarily refuses or fails to provide substantially all the services described in Section 3 hereof for a period greater than two consecutive weeks, the Voluntary Termination shall be deemed to be effective as of the date on which the Executive so ceases to carry out his duties. For purposes of this Section 8, voluntary refusal to perform services shall not include taking vacation otherwise permitted in accordance with Section 5(b) hereof, the Executive's failure to perform services on account of his illness or the illness of a member of his immediate family, provided such illness is adequately substantiated at the reasonable request of the Company or any other absence from service with the written consent of the Board.

(2) "Termination Without Cause" means the termination of the Executive's employment by the Company for any reason other than Voluntary Termination or Termination
With Cause.

(3)                "Termination   With  Cause"   means   the
termination of the Executive's employment by act of the Board for any of the following reasons:

          (i)    the Executive's conviction  of  a
          crime  involving some act of  dishonesty
          or    moral    turpitude   (specifically
          excepting   simple   misdemeanors    not
          involving acts of dishonesty and all traffic violations);

          (ii)      the     Executive's     theft,
          embezzlement,  misappropriation  of   or
          intentional and malicious infliction  of
          damage   to  the  Company  property   or
          business opportunity;

          (iii)       the  Executive's intentional
          and     material    breach    of     the
          noncompetition covenant  in  Section  11
          hereof;

          (iv)  the Executive's continuous neglect
          of   his   duties   hereunder   or   his
          continuous failure or refusal to follow any reasonable, unambiguous duly adopted written direction of the Board or any duly constituted committee thereof that is not inconsistent with the description of the Executive's duties set forth in
          Section 3 above; and

          (v)    the Executive's abuse of alcohol,
          drugs   or  other  substances,  or   his
          engaging   in  other  deviant   personal
          activities  in  a manner  that,  in  the
          reasonable   judgment  of   the   Board,
          adversely    affects   the   reputation,
          goodwill or business position of the Company.

(4) "Involuntary Termination" means conduct on the part of the Company that constitutes continuous and material interference by the Company with the Executive's performance of his duties as set forth in Section 3 hereof or the intentional or material breach by the Company of this Agreement.

I. Voluntary Termination; Termination With Cause. If the Executive shall cease being an employee of the Company on account of a Voluntary Termination or shall suffer a Termination With Cause, then the Executive shall not be entitled to any compensation after the effective date of such Voluntary Termination or Termination With Cause (except compensation accrued but unpaid on the date of such event). In the event of such Voluntary Termination or Termination With Cause, the Executive shall continue to be subject to the noncompetition covenant contained in Section 11 hereof for the remainder of the five-year period from the date of execution of the Agreement.

J. Death or Disability; Termination Without Cause; or Involuntary Termination. If the Executive shall suffer a death, disability, Involuntary Termination or a Termination Without Cause, then the Company shall pay the Executive cash compensation in a lump sum equal to the lesser of one year's base salary or the amount which may be deducted by the Company pursuant to Section 280G of the Internal Revenue Code.

K. Noncompetition. For five years from the execution of the Agreement, the Executive shall not, other than in his capacity as officer and director of the Company, directly or indirectly, for his own account or for the account of others, either as an officer, director, stockholder, owner, partner, promoter, employee, consultant, advisor, agent, manager or in any other capacity, engage in the acquisition, development, operation, management, leasing or landscaping of any multifamily community. Such prohibition extends to all multifamily communities, wherever located, during the Term of the Executive's employment and to multifamily properties within thirty (30) miles of any one of the Properties after termination of the Agreement. In the event of Termination for Cause or Voluntary Termination, the Executive shall continue to be restricted by this Section 11 for the remainder of the five-year period.

      The Executive agrees that damages at law for violation of the restrictive covenant contained herein would not be an adequate or proper remedy to the Company, and that should the Executive violate or threaten to violate any of the provisions of such covenant, the Company, its successors or assigns, shall be entitled to obtain a temporary or permanent injunction against Executive in any court having jurisdiction over the person and the subject matter, prohibiting any further violation of any such covenants. The injunctive relief provided herein shall be in addition to any award of damages, compensatory, exemplary or otherwise, payable by reason of such violation.

      Furthermore, the Executive acknowledges that this Agreement has been negotiated at arms length by the parties, neither being under any compulsion to enter into this Agreement, and that the foregoing restrictive covenant does not in any respect inhibit his ability to earn a livelihood in his chosen profession without violating the restrictive covenant contained herein. The Company by these presents has attempted to limit the Executive's right to compete only to the extent necessary to protect the Company from unfair competition. The Company recognizes, however, that reasonable people may differ in making such a determination. Consequently, the Company agrees that if the scope or enforceability of the restrictive covenant contained herein is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances existing at the time.

L. Notices. All notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing and personally delivered or when deposited in the U.S. mail, certified, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

           To  the  Company:          Mid-America  Apartment
Communities, Inc.
                              6584 Poplar Avenue, Suite 340
                              Memphis, Tennessee  38138

          To the Executive:        George E. Cates
                              6584 Poplar Avenue, Suite 340
                              Memphis, Tennessee  38138

M. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be modified in any manner except by instrument in writing signed, by or on behalf of, the parties hereto; provided, however, that any amendment or termination of the covenant of noncompetition in Section 11 must be approved by a majority of the Independent Directors of the Company (as defined in the Company's Amended and Restated Charter). This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

N. Arbitration. Any claim or controversy arising out of, or relating to, this Agreement or its breach, shall be settled by arbitration in accordance with the governing rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court of competent jurisdiction.

O.              Applicable  Law.   This Agreement  shall  be
governed and construed in accordance with the laws of the State of Tennessee.

P. Assignment. The Executive acknowledges that his services are unique and personal. Accordingly, the Executive may not assign his rights or delegate his duties or obligations under this Agreement. The Executive's rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the Executive's successors and assigns.

Q. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the 4th day of February, 1994.

                              Mid-America Apartment
                              Communities, Inc.


                               By: _______________________________

                               ____/S/ George E. Cates
                                    George E. Cates